Exhibit 11            COMPUTATION OF EARNINGS PER SHARE
                      Fluke Corporation and Subsidiaries
                                      QUARTER ENDED       THREE QUARTERS ENDED
                                 01/28/94    01/29/93     01/28/94    01/29/93
Shares issued at beginning
  of period                     8,807,391   8,807,391    8,807,391   8,807,391
Less repurchased shares at
  beginning of period            (927,532) (2,472,996)  (2,464,936) (2,476,746)
Shares outstanding at
  beginning of period           7,879,859   6,334,395    6,342,455   6,330,645
Net issuance of shares
  under employee stock plans,
  weighted average                  6,845       1,689        1,743       3,809
Shares issued for
  acquisition, weighted average       ---         ---    1,000,000         ---
Shares issued upon conversion
  of preferred shares,
  weighted average                    ---         ---      538,144         ---
Weighted average common
  shares outstanding            7,886,704   6,336,084    7,882,342   6,334,454
Common share equivalents
  of convertible preferred
  shares, weighted average            ---     538,144          ---     538,144
Assumed exercise of stock
  options, weighted average
  of incremental shares           151,516     201,353      139,727     178,001
Average shares and common
  share equivalents
  outstanding                   8,038,220   7,075,581    8,022,069   7,050,599
Earnings per share             $     0.30    $   0.13   $     0.71  $     1.46
Net income                     $2,380,000    $924,000   $5,699,000 $10,277,000